Exhibit 4.2
                                                                     -----------

                              AMENDED AND RESTATED
                           INVESTORS' RIGHTS AGREEMENT

          This AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT is made as of the 3 day of May, 2002, by and among OPTIMARK INNOVATIONS INC., f/k/a OTSH, Inc., a Delaware corporation (the "Company"), OPTIMARK HOLDINGS, INC., a Delaware corporation ("Holdings"), OPTIMARK, INC., a Delaware corporation ("OptiMark"), DRAPER FISHER JURVETSON EPLANET VENTURES, L.P., a Cayman Islands limited partnership ("ePlanet Ventures"), DRAPER FISHER JURVETSON EPLANET PARTNERS FUND, LLC, a California limited liability company ("ePlanet Partners") and DRAPER FISHER JURVETSON EPLANET VENTURES GmBH & CO. KG., a German partnership ("ePlanet KG"), SOFTBANK CAPITAL PARTNERS LP, a Delaware limited partnership ("Capital Partners"), SOFTBANK CAPITAL LP, a Delaware limited partnership ("SOFTBANK Capital"), and SOFTBANK CAPITAL ADVISORS FUND LP, a Delaware limited partnership ("Capital Advisors"). For purposes of this
Agreement: (i) each of Capital Partners, SOFTBANK Capital, and Capital Advisors may be referred to as a "SOFTBANK Entity" and, collectively, as the "SOFTBANK Entities"; (ii) each of ePlanet Ventures ePlanet Partners and ePlanet KG may be referred to as an "ePlanet Entity" and, collectively, as the "ePlanet Entities"; and (iii) the Company, Holdings, OptiMark, each ePlanet Entity and each SOFTBANK Entity are sometimes hereinafter referred to individually as a "Party" and collectively as the "Parties".

                                    RECITALS

          WHEREAS, the Company and the ePlanet Entities are parties to a Subscription Agreement, dated as of April 30, 2002, for the purchase and issuance of shares of the Company's Common Stock (the "ePlanet Common Stock Subscription Agreement"); and

          WHEREAS, the Company and the ePlanet Entities are parties to a Subscription Agreement, dated as of the date hereof, for the purchase and issuance of shares of the Company's Series B Preferred Stock (the "ePlanet Preferred Stock Subscription Agreement" and collectively, the "ePlanet Subscription Agreements"); and

          WHEREAS, the Company, Holdings, OptiMark and the SOFTBANK Entities are parties to a Subscription Agreement, dated as of December 31, 2001, for the purchase and issuance of shares of the Company's Common Stock (the "SOFTBANK Subscription Agreement"); and

          WHEREAS, the Company and OptiMark are parties to a Subscription Agreement, dated as of December 31, 2001, for the purchase and issuance of shares of the Company's Common Stock and Non-Qualified Preferred Stock (the "OptiMark Subscription Agreement"); and

          WHEREAS, in connection with the transactions contemplated by the SOFTBANK Subscription Agreement and the OptiMark Subscription Agreement, the Company, Holdings, OptiMark and the SOFTBANK Entities are parties to an Investors' Rights Agreement, dated as of December 31, 2001 (the "Original Rights Agreement"); and



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          WHEREAS, in order to induce the Company to enter into the ePlanet
Preferred Stock Subscription Agreement and to induce the ePlanet Entities to invest funds in the Company pursuant to the ePlanet Preferred Stock Subscription Agreement, the parties hereby agree that this Agreement shall govern certain rights and obligations associated with ownership of shares of the Company's capital stock and certain other matters as set forth herein.

          NOW, THEREFORE, THE PARTIES HEREBY AGREE THAT THE ORIGINAL RIGHTS AGREEMENT IS HEREBY AMENDED AND RESTATED IN ITS ENTIRETY AS FOLLOWS:

1. Definitions. For purposes of this Agreement, capitalized terms shall have the meanings set forth in the Definitions Addendum attached hereto as Exhibit A and incorporated herein.

2.   Restrictions on Transfer; Compliance with Act; Registration Rights.

     2.1. Restrictions on Transfer. The (i) Common Stock, (ii) Non-Qualified Preferred Stock, (iii) Series B Preferred Stock, or (iv) any other securities issued in respect of those referred to in clauses (i) - (iii) upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event (collectively, "Restricted Securities"), shall not be Transferred except upon the conditions specified in this Section 2, which conditions are intended to ensure compliance with the provisions of the Act. Each Party will cause any proposed purchaser, assignee, transferee, or pledgee of Restricted Securities held by such Party to agree to take and hold such securities subject to the provisions and upon the conditions specified in Sections 2.1-2.4 of this Agreement.

     2.2. Restrictive Legends. Each certificate representing Restricted Securities shall be stamped or otherwise imprinted with the following legends (in addition to any legend required under applicable state securities laws):

     THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED, PROVIDED THAT NO SUCH REGISTRATION OR OPINION OF COUNSEL SHALL BE REQUIRED IF THE SECURITIES ARE SOLD PURSUANT TO RULE 144 OF SUCH ACT. COPIES OF THE AGREEMENT COVERING THESE SECURITIES AND RESTRICTING THEIR TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.


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



     THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT DATED AS OF MAY 3, 2002 AMONG OPTIMARK INNOVATIONS INC. AND CERTAIN HOLDERS OF THE OUTSTANDING CAPITAL STOCK OF SUCH CORPORATION, AS SUCH AGREEMENT MAY BE AMENDED, RESTATED OR MODIFIED FROM TIME TO TIME.

     The Parties consent to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on Transfer established in this Section 2.

     2.3. Notice of Proposed Transfers. The holder of Restricted Securities by acceptance thereof agrees to comply in all material respects with the provisions of this Section 2.3. Prior to any proposed Transfer of any Restricted Securities by a Holder (other than (i) a Transfer not involving a change in beneficial ownership, (ii) in transactions involving the distribution without consideration of Restricted Securities by any Holder to any of its member or partners, (iii) a Transfer to the Company, subject to compliance with applicable securities laws,
(iv) solely in the case of the ePlanet Entities, a Transfer to an Affiliate of any transferring ePlanet Entity, subject to compliance with applicable securities laws, (v) solely in the case of the SOFTBANK Entities, a Transfer to an Affiliate of the transferring SOFTBANK Entity, subject to compliance with applicable securities laws, (vi) solely in the case of OptiMark, a Transfer to an Affiliate of OptiMark, subject to compliance with applicable securities laws, or (vii) Transfers in compliance with Rule 144, unless there is in effect a registration statement under the Act covering the proposed Transfer, the Holder shall give written notice to the Company of such Holder's intention to effect such Transfer. Each such notice shall describe the manner and circumstances of the proposed Transfer in sufficient detail, and, if requested by the Company, shall be accompanied, at such Holder's expense, by either (i) a written opinion of legal counsel who shall be, and whose legal opinion shall be, addressed to the Company and satisfactory to the Company and its legal counsel in their reasonable discretion, to the effect that the proposed Transfer of the Restricted Securities may be effected without registration under the Act, or
(ii) a "no action" letter from the SEC to the effect that the Transfer of such Restricted Securities without registration under the Act will not result in a recommendation by the staff of the SEC that action be taken with respect thereto, whereupon the Holder of such Restricted Securities shall be entitled to Transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company.

     2.4. Removal of Restrictions on Transfer of Securities. Any legend referenced in Section 2.2 appearing on a certificate evidencing Restricted Securities, and the stock transfer instructions and stock transfer record notations with respect to such Restricted Securities, shall be removed and the Company shall issue a certificate without such legend to the Holder of such Restricted Securities if (i) such securities are registered under the Act, or
(ii) such Holder provides the Company with an opinion of counsel (which may be counsel for the Company) reasonably acceptable to the Company and its counsel to the effect that a public sale or Transfer of such securities may be made without registration under the Act, other than in connection with


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a Transfer of such securities pursuant to Rule 144 under the Act, or (iii) such securities are Transferred by Holder under Rule 144.

     2.5. Request for Registration By Holders of Non-Qualified Preferred and Series B Preferred. The Company covenants and agrees as follows:

          (a) If the Company shall receive at any time after 180 days after the effective date of the first registration statement for a public offering of securities of the Company a written request that the Company file a registration statement under the Act covering the registration of Registrable Securities then outstanding from Parties that are (x) the holders of not less than fifty percent (50%) of the shares of Non-Qualified Preferred Stock, (y) the holders of not less than fifty percent (50%) of the shares of Series B Preferred Stock, or (z) the holders of not less than ten percent (10%) of the shares of Common Stock (together, the "Initiating Holders"), then the Company shall:

               (i) within ten (10) days of the receipt thereof, give written notice of such request to all Holders; and

               (ii) use its best efforts to effect as soon as practicable the registration under the Act (including, without limitation, appropriate qualification under applicable blue sky or other state securities laws) of all Registrable Securities which the Holders request to be registered in a written request received by the Company within twenty (20) days after receipt of notice from the Company of a request for registration under this Section 2.5(a), subject to the limitations of Section 2.5(b) below.

          (b) If the Initiating Holders intend to distribute the Registrable Securities covered by its request by means of an underwriting, they shall so advise the Company as a part of the request made pursuant to Section 2.5(a) and the Company shall include such information in the written notice referred to in
Section 2.5(a). The underwriter will be selected by the Company and shall be reasonably acceptable to the Initiating Holders. In such event, the right of any Holder to include Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 2.8(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 2.5, if the underwriter advises the Company and the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all other Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and shares shall be included in such underwriting according to the following priorities: (i) first, to the Initiating Holders up to the total number of Registrable Securities requested to be registered; (ii) secondly, pro rata among any other Holders according to the total number of Registrable Securities entitled to be included therein by each Holder, and (iii) lastly, pro rata among any other holders of the Company's securities seeking registration (including, for the avoidance of doubt, the Company)


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          (c) Notwithstanding the foregoing, if the Company shall furnish to the
Initiating Holders requesting a registration statement pursuant to this Section 2.5, a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than 90 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period.

          (d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 2.5:

               (i) After the Company has effected one (1) registration pursuant to this Section 2.5 initiated by Parties who are Holders of not less than fifty percent (50%) of the shares of Non-Qualified Preferred Stock and such registration has been declared or ordered effective;

               (ii) After the Company has effected one (1) registration pursuant to this Section 2.5 initiated by Parties who are Holders of not less than fifty percent (50%) of the shares of Series B Preferred Stock and such registration has been declared effective or ordered effective;

               (iii) After the Company has effected one (1) registration pursuant to this Section 2.5 initiated by Parties who are Holders of not less than ten percent (10%) of the shares of Common Stock and such registration has been declared or ordered effective;

               (iv) During the period starting with the date forty-five (45) days prior to the Company's good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a registration subject to this Section 2.5; provided that the Company is actively employing in good faith all reasonable efforts to cause (A) such registration statement to become effective, (B) Holders of Registrable Securities to join such registration pursuant to this Agreement and (C) all Registrable Securities requested by the Holders to be registered to be so registered; provided, further, that the Company shall not be permitted to exercise the rights set forth in this Section 2.5(d)(iv) more than once in any twelve (12) month period;

               (v) If the Initiating Holders propose to dispose of shares of Registrable Securities at a time when the Company is permitted to register the Registrable Securities immediately on Form S-3 pursuant to a request made in accordance with Section 2.11 below; or

               (vi) In a particular jurisdiction if, in order for the Company to effect such registration pursuant to this Section 2.5, the Company would be required to qualify as a foreign corporation, subject itself to taxation in that jurisdiction and consent to service of process


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in such jurisdiction (unless the Company is already subject to the same in such jurisdiction and except as may be required by the Act).

     2.6. Expenses of Demand Registration. All expenses, filings or qualifications pursuant to Section 2.5 including, without limitation, all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company and reasonable fees and disbursements (not to exceed $50,000) of one counsel for the selling Holders selected by them (but excluding underwriting discounts and commissions) shall be borne by the Company.

     2.7. Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock under the Act in connection with the public offering of such stock solely for cash (other than a registration on Form S-4 (including registrations relating solely to a Rule 145 transaction) or Form S-8 or any other relating solely to the sale of securities to participants in a Company stock plan or a registration in which only Common Stock is being registered and such Common Stock is issuable upon conversion of debt securities which are also being registered), the Company shall, at such time, promptly give each Holder advance written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Holder, the Company shall, subject to the provisions of Section 2.9, cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

     2.8. Expenses of Company Registration. All expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 2.7 for each Holder, including, without limitation, all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and the fees and disbursements of one counsel (not to exceed $50,000) for the selling Holders selected by them (but excluding underwriting discounts and commissions) shall be borne by the Company.

     2.9. Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under Section 2.7 to include any of the Holders' securities in such underwriting unless they accept in writing the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other Persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of Registrable Securities, requested by Holders to be included in such offering exceeds the amount of securities that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned (i) first, to shares proposed to be registered by the Company in connection with the private offering of such stock solely for cash,
(ii) second, pro rata among the holders of Registrable Securities according to the total amount of Registrable Securities entitled to be included therein by each Holder of Registrable Securities, and (iii) lastly, pro rata among the other selling stockholders according to the total


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amount of securities entitled to be included therein owned by each other selling stockholder or in such other proportions as shall mutually be agreed to by such other selling stockholders).

     2.10. Company Right to Terminate. The Company shall have the right to terminate or withdraw any registration initiated by it under Section 2.7 prior to the effectiveness of such registration whether or not any Holder has elected to include Registrable Securities in such registration. The registration expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.8 hereof.

     2.11. Form S-3 Registration. In case the Company shall receive from any Holder or Holders a written request or requests that the Company effect a registration on Form S-3, the Company will:

          (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

          (b) as soon as practicable, use its best efforts to effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2.11: (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 90 days after receipt of the request of the Holder or Holders under this Section 2.11; provided, however, that the Company shall not utilize this right more than once in any twelve-month period;
(iii) if the participating Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities of the Company (if any), and the aggregate price to the public of the shares to be registered on Form S-3 is less than $500,000 (unless all Holders of Registrable Securities are participating and selling all Registrable Securities that they hold); (iv) if the Company, within ten (10) days of the receipt of the request for registration on Form S-3 from a Holder, gives notice of its bona fide intention to effect the filing of a registration statement with the SEC within ninety (90) days of receipt of such request (other than with respect to a registration statement on Form S-4 (including registrations relating solely to a Rule 145 transaction) or Form S-8 or any other relating solely to the sale of securities to participants in a Company stock plan) in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 90 days after receipt of the request of the Holder or Holders under this
Section 2.11 and such Holder or Holders shall be entitled to participate in such Company Registration pursuant to Section 2.7 hereof; (v) during the period starting with the date forty-five (45) days prior to the Company's good faith estimate of the date of filing of, and ending on the date one hundred eighty
(180) days


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after the effective date of, any registration statement pertaining to a public filing of securities for the Company's account, provided the Company is actively employing in good faith its best efforts to cause (A) such registration statement to become effective, (B) Holders of Registrable Securities to join such registration pursuant to this Agreement and (C) all Registrable Securities requested by the Holders to be registered pursuant to Section 2.11 to be so registered; provided, further, that the Company shall not be permitted to exercise the rights set forth in this Section 2.11(b)(v) more than once in any twelve month period; and (vi) in a particular jurisdiction if, in order for the Company to effect such registration pursuant to this Section 2.11, the Company would be required to qualify as a foreign corporation, subject itself to taxation in that jurisdiction and consent to service of process in such jurisdiction (unless the Company is already subject to the same in such jurisdiction and except as may be required by the Act).

          Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with a registration requested pursuant to this Section 2.11, including, without limitation, all registration, filing, qualification, printer's and accounting fees and the reasonable fees and disbursements of one counsel for the selling Holder or Holders selected by them (not to exceed $50,000) and counsel for the Company, but excluding any underwriters' discounts or commissions associated with Registrable Securities, shall be borne by the Company. Registrations effected pursuant to this Section 2.11 shall not be counted as demands for registration or registrations effected pursuant to Section 2.5. The Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 2.11 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders of Registrable Securities shall bear such expenses); provided, however, that if at the time of such withdrawal, the Holders of Registrable Securities have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders of Registrable Securities at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders of Registrable Securities shall not be required to pay any of such expenses and shall retain their rights pursuant to this Section 2.11.

     2.12. Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

          (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or until the distribution contemplated in the Registration Statement has been completed; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 120-day period shall be extended,


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if necessary, to keep the registration statement effective until all such
Registrable Securities are sold.

          (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

          (c) Furnish to the Holders participating in such registration such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

          (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business, subject itself to general taxation or file a general consent to service of process in any such states or jurisdictions.

          (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

          (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

          (g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

          (h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

          (i) Furnish, at the request of the Holders holding a majority of the Registrable Securities to be included in the registration pursuant to this
Section 2, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 2, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (x) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is


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customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (y) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and, to the extent permitted by applicable accounting standards, to the Holders requesting registration of Registrable Securities.

     2.13. Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such written information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

     2.14. [Intentionally Omitted]

     2.15. Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 2:

          (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Act) of such Registrable Securities and each Person, if any, who controls such Holder or underwriter within the meaning of the Act, or the 1934 Act, and each officer, director, partner and employee of such Holder or underwriter against any expenses, losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, or the 1934 Act or other federal or state securities laws, insofar as such expenses, losses, claims, damages, or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arise out of or are based upon any the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, or any preliminary prospectus, final prospectus or any prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A under the Act, contained therein or any amendments or supplements thereto or, arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (ii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any other federal or state law, rule or regulation applicable to the Company in connection with any such registration statement, qualification or compliance; and the Company will pay to each such Holder, underwriter controlling Person, officer, director, partner or employee, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 2.15(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder; provided, further, that the Company shall not be liable to (i) any Holder under the indemnity agreement in this subsection (a) with respect to any preliminary prospectus to the extent that any such loss, claim, damage or liability of such Holder results from the fact that such Holder sold Registrable Securities to a Person to whom there was not sent or given, at or prior to the written confirmation of such sale, a copy of the related final prospectus if the Company has previously furnished on a timely basis to such Holder sufficient copies thereof and such prospectus corrects the statement or omission, or alleged statement or arises or (ii) any Holder distributing securities otherwise than in an underwritten offering or through a broker-dealer acting as placement agent for such Holder, with respect to any preliminary or final prospectus to the extent that any such loss, claim, damage or liability of such Holder arises from the fact that such Holder delivered such preliminary or final prospectus after receipt of any notice from the Company pursuant to Section 2.12(f) hereof and an amended or supplemented prospectus which corrects the statement or omission, or alleged statement or omission, out of which such loss, claim, damage or liability arises.

          (b) To the extent permitted by law, each Holder for whom Registrable Securities are included among the securities included in the registration statement, qualification or compliance being effected, severally and not jointly, will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of the Act, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing Persons may become subject, under the Act, or the 1934 Act or other federal or state securities laws, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any Person intended to be indemnified pursuant to this subsection 2.15(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 2.15(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder; provided, that, the liability of any Holder under this Section 2.15(b) will equal the proportion that the public offering price of the shares sold by such Holder under such registration statement bears to the total public offering price of all securities sold thereunder and in no event shall exceed the gross proceeds from the offering received by such Holder unless such liability results from the willful misconduct of the Holder.

          (c) Promptly after receipt by an indemnified party under this Section
2.15 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 2.15, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Agreement unless the failure to give such notice is materially prejudicial to any indemnifying party's ability to defend such action. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party (whose consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

          (d) If the indemnification provided for in this Section 2.15 is held by a court of competent jurisdiction to be unavailable or insufficient to hold harmless to an indemnified party with respect to any loss, liability, claim, damage, or expense thereof referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. The Company and each of the Holders agrees that it would not be just and equitable if contributions pursuant to this paragraph were determined by pro rata allocation (even if all of the Holders of such Registrable Securities were treated as one entity for such purpose) or by any other method of allocation which did not take account of the equitable considerations referred to above in this paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or action in respect thereof, referred to above in this paragraph, shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this paragraph, no Holder shall be required to contribute any amount in excess of the lesser of (i) the proportion that the public offering price of shares sold by such Holder under such registration statement bears to the total public offering price of all securities sold thereunder, but not to exceed the proceeds received by such Holder for the sale of Registrable Securities covered by such registration statement and (ii) the amount of any damages which they would have otherwise been required to pay by reason of such untrue or alleged untrue statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act), shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation.

          (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

          (f) The obligations of the Company and Holders under this Section 2.15 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2, and otherwise.

     2.16. Reports Under the 1934 Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell Restricted Securities of the Company to the public without registration after such time as a public market exists for the Common Stock of the Company, the Company agrees to:

          (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

          (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act (at any time after it has become subject to such reporting requirements); and

          (c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

     2.17. Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned (but only with all related obligations) by any Holder to a transferee or assignee of such securities provided that not less than 50 shares Common Stock or 500 shares of either Series B Preferred Stock or Non-Qualified Preferred Stock are so transferred, as adjusted for stock splits, stock dividends, recapitalizations, or other similar events (or a lesser number if such number represents all of the Holder's Registrable Securities), provided such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement relating to registration of Registrable Securities including without limitation the provisions of Section 2.19 below. A transferor agrees to furnish the Company in writing not more than ten (10) Business Days after the transfer, the name and address of the transferee and the Registrable Securities underlying the subject transfer.

     2.18. Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the then outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder to include such securities in any registration filed pursuant to this Agreement unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which may be included.

     2.19. "Market Stand-Off" Agreement. Each Holder hereby agrees that, during the period of duration specified by the Company and an underwriter of Common Stock or other securities of the Company, following the effective date of registration statement of the Company filed under the Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), enter into any hedging or similar transaction with the same economic effect as a sale, grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration; provided, however, that:

          (a) such agreement shall be applicable only to the first such registration statement of the Company which covers Common Stock (or other securities) to be sold on its behalf to the public in an underwritten offering;

          (b) such agreement shall not be in effect unless all officers, directors and holders of more than 5% of any outstanding series of capital stock of the Company and all other Persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements;

          (c) such market standoff time period shall not exceed one hundred eighty (180) days in the case of an initial firm commitment underwritten public offering by the Company of its Common Stock under an effective registration statement under the Act which results in the Company's Common Stock being quoted on a national securities exchange;

          (d) such market standoff time period shall not exceed one hundred twenty (120) days in any other offering by the Company under an effective registration statement under the Act.

          In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other Person subject to the foregoing restriction) until the end of such period.

          Notwithstanding the foregoing, the obligations described in this
Section 2.19 shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to a transaction pursuant to Rule 145 under the Act on Form S-4 or similar forms which may be promulgated in the future.

     2.20. Termination of Registration Rights. The registration rights granted under this Section 2 shall terminate on the earlier to occur of: (i) the fifth
(5th) anniversary of the consummation of the initial underwritten public offering of the Company's securities pursuant to a registration statement filed under the Act; or (ii) as to a particular Holder, when such Holder is eligible to sell all of its Registrable Securities within any ninety (90) day period in reliance on Rule 144 under the Act.

3.   Covenants of the Company.

     3.1. Delivery of Financial Statements. Until the closing of an initial public offering of the Company's Common Stock, the Company shall deliver to each holder of Non-Qualified Preferred Stock and Series B Preferred Stock:

          (a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder's equity as of the end of such year, and a schedule as to the sources and applications of funds for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles consistently applied ("GAAP"), and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

          (b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited profit or loss statement, schedule as to the sources and application of funds for such fiscal quarter and an unaudited balance sheet, a statement of stockholder's equity as of the end of such fiscal quarter and comparisons to budget and prior year, in reasonable detail, prepared in accordance with GAAP consistently applied with prior practice for earlier periods;

          (c) with respect to the financial statements called for in subsection
(b) of this Section 3.1, an instrument executed by the Chief Financial Officer or President of the Company and certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment;

          (d) notice of any material adverse change in the financial condition, business, prospects or corporate affairs of the Company, or the commencement or threat of commencement of any material litigation, promptly upon the Company becoming aware of such changes, commencement or threat;

          (e) as soon as practicable, copies of all reports filed with the SEC; and

          (f) such other information relating to the financial condition, business, prospects or corporate affairs of the Company as a Party or any assignee of such Party may from time to time reasonably request.

          The rights granted pursuant to this Section 3.1 may not be assigned or otherwise conveyed by any Party or by any subsequent transferee of any such rights without the prior written consent of the Company, which consent shall not be unreasonably withheld.

     3.2. Preemptive Rights. Subject to the terms and conditions specified in this Section 3.2, the Company hereby grants to each Party a right of first offer with respect to future sales by the Company of its Additional Stock (as hereinafter defined).

          Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock ("Additional Stock"), the Company shall first make an offering of such Additional Stock to each Party in accordance with the following provisions:

          (a) The Company shall deliver a notice by certified mail ("Notice") to each Party stating (i) its bona fide intention to offer such Additional Stock,
(ii) the number of such shares of Additional Stock to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Additional Stock.

          (b) Within 20 calendar days after receipt of the Notice, each Party may elect to purchase or obtain (each Party electing to purchase, a "Subscribing Party"), at the price and on the terms specified in the Notice, up to that portion of such Additional Stock which equals the proportion that the number of shares of Common Stock issued and held by such Party bears to the total number of shares of Common Stock of the Company held by all Parties ("Pro Rata Share").

          (c) If any Party elects not to purchase its respective Pro Rata Share of the Additional Stock (or fails to respond within the 20 day period specified in Section 3.2(b) above), then (i) the Company shall deliver a second notice by certified mail (the "Second Notice") to each Subscribing Party stating the number of shares of Additional Stock still available (the "Available Additional Stock") and (ii) each Subscribing Party may elect to purchase its Pro Rata Share of the Available Additional Stock within 10 calendar days after receipt of the Second Notice.

          (d) If all shares of Additional Stock which a Party is entitled to obtain pursuant to Sections 3.2(b) and 3.2(c) are not elected to be obtained as provided, then the Company may, during the 60-day period following the expiration of the periods provided in Sections 3.2(b) and 3.2(c), offer the remaining unsubscribed portion of such Additional Stock to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Additional Stock within such period, or if such agreement is not consummated within 60 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Additional Stock shall not be sold unless first reoffered to the Parties in accordance herewith.

          (e) The preemptive right in this Section 3.2 shall expire on the closing of an IPO.

          (f) The preemptive right set forth in this Section 3.2 may be assigned or transferred by a Party to a transferee or assignee of any of its shares of capital stock of the

Company, provided such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement relating to this
Section 3.2.

     3.3. Positive Covenants. So long as any shares of the Non-Qualified Preferred Stock or Series B Preferred Stock are still outstanding, the Company agrees as follows:

          (a) The Company will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments, and governmental charges or levies imposed upon the income, profits, property, or business of the Company or any subsidiary; provided, however, that any such tax, assessment, charge, or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company shall have set aside on its books adequate reserves with respect thereof, and provided further, that the Company will pay all such taxes, assessments, charges, or levies forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor. The Company will promptly pay or cause to be paid when due, or in conformance with customary trade terms, all other material indebtedness incident to the operations of the Company;

          (b) The Company will keep, and cause each of its subsidiaries to keep, its properties in good repair, working order, and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions, and improvements thereto; and the Company will, and will cause its subsidiaries to, at all times comply with the provisions of all material leases to which any of them is a party or under which any of them occupies property so as to prevent any material loss or forfeiture thereof or thereunder;

          (c) The Company will keep, and cause its subsidiaries to keep, its assets that are of an insurable character insured by financially sound and reputable insurers against loss or damage, casualties and contingencies, and of such types and in such amounts as is customary for companies in similar businesses similarly situated; and the Company will maintain, with financially sound and reputable insurers, insurance against other hazards, risks, and liabilities to Persons and property to the extent and in the manner customary for companies in similar businesses similarly situated;

          (d) The Company will keep true records and books of account in which full, true, and correct entries in all material respects will be made of all dealings or transactions in relation to its business and affairs in accordance with GAAP applied on a consistent basis;

          (e) The Company shall, and shall cause its subsidiaries to, duly observe and conform to all material requirements of governmental authorities relating to the conduct of their businesses or to their property or assets;

          (f) The Company shall, and shall cause its subsidiaries to, maintain in full force and effect its corporate existence, rights, and franchises and all licenses and other rights to use patents, processes, licenses, trademarks, trade names, or copyrights owned or possessed by it or any subsidiary and deemed by the Company to be material to the conduct of its business;

          (g) The Company will retain independent public accountants of recognized national standing who shall certify the Company's financial statements at the end of each fiscal year;

          (h) The Company will cause each Person now or hereafter employed by it or any subsidiary with access to confidential information to enter into a proprietary information and inventions agreement substantially in the form approved by the Board of Directors;

          (i) The Company will cause each senior manager and key employee now or hereafter employed by it or any subsidiary to (I) dedicate substantially their full working schedule to the Company and refrain from pursuing outside business activities during the Company's business hours, consistent with the Company's current personnel policies, and (II) enter into a noncompetition and nonsolicitation agreement substantially in the form approved by the Board of Directors;

          (j) The Company will, and will cause each of its subsidiaries to, comply with all applicable requirements of law of any governmental authority in respect of conduct of its businesses and the ownership of its properties, except such as are being contested in good faith and except for such noncompliances as will not in the aggregate have a material adverse effect on its business or properties; and

          (k) Upon receipt of a request in writing from any Party, the Company will permit such Party to inspect the books and records of the Company at the principal offices of the Company and meet with management.

          The covenants set forth in this Section 3.3 shall terminate and be of no further effect upon the closing of an IPO.

     3.4. Board of Directors.

          (a) Until the closing of an IPO, the number of directorships for the Board of Directors shall be fixed at five (5). For so long as the SOFTBANK Entities or their respective Affiliates collectively hold not less than fifty percent (50%) of the shares of Common Stock held as of the date of this Agreement, the SOFTBANK Entities shall be entitled to appoint one (1) member of the Board of Directors (the "SOFTBANK Designee"). For so long as the ePlanet Entities and their respective Affiliates collectively hold not less than fifty percent (50%) of the shares of each of the Common Stock and Series B Preferred Stock held as of the date of this Agreement, ePlanet Ventures shall be entitled to appoint two (2) members of the Board of Directors (the "ePlanet Designees"). For so long as the ePlanet Entities and their respective Affiliates collectively hold not less than twenty-five percent (25%) of the shares of Common Stock and Series B Preferred Stock held as of the date of this Agreement, ePlanet Ventures shall be entitled to appoint one (1) member of the ePlanet Designee of Directors. For so long as OptiMark and its Affiliates hold not less than fifty percent (50%) of the shares of each of the Common Stock and Non-Qualified Preferred Stock held as of the date of this Agreement, OptiMark shall be entitled to appoint two (2) members of the Board of Directors (collectively, the "OptiMark Designees"). For so long as OptiMark and its Affiliates hold not less than twenty-five percent (25%) of the shares of Common Stock and Non-Qualified Preferred Stock held as of the date of this Agreement, OptiMark shall be entitled to appoint one OptiMark Designee. The Parties agree to vote their shares of Common Stock in order to comply with the obligations of this Section
3.5. Notwithstanding the foregoing, in the event that OptiMark and its Affiliates (for the purpose of this sentence neither a SOFTBANK Entity nor an ePlanet Entity shall be deemed an Affiliate of OptiMark) transfers shares of each of the Common Stock and Non-Qualified Preferred Stock held as of the date of this Agreement to either a SOFTBANK Entity and its Affiliates or an ePlanet Entity and its Affiliates and such transfer causes OptiMark to no longer be entitled to appoint one or both OptiMark Designees, then such transferee shall be entitled to appoint one member or both members, as the case may be, of the Board of Directors that OptiMark is no longer entitled to appoint.

          (b) The affirmative vote each of the SOFTBANK Designee, the ePlanet Designee and at least one OptiMark Designee, shall be required for the Company to:

               (i) make any material acquisition, investment, capital expenditure, sale of assets, incurrence of debt or contract;

               (ii) approve the annual operating budget of the Company;

               (iii) declare, pay or set aside any sums for the payment of any dividends, or make any distribution, on any shares of its capital stock, or redeem, repurchase or otherwise acquire any outstanding shares of its capital stock or any other of its outstanding securities;

               (iv) enter into any contracts or arrangements, whether written or oral, with stockholders or any Affiliate or "associate" (as such term is defined under Rule 12b-2 under the 1934 Act) of the Company;

               (v) create, authorize, or designate any stock option, "phantom" equity or stock appreciation rights plan or other employee benefits program (including, without limitation, the Option Plan), or amend any existing plan;

               (vi) change the material accounting policies or methods of the Company or change the Company's independent auditors;

               (vii) create, incur, assume or suffer to exist any indebtedness of the Company for borrowed money (which shall include for purposes hereof capitalized lease obligations and guarantees or other contingent obligations for indebtedness for borrowed money) or grant any pledge, lien, mortgage, charge, security interest or other encumbrance on any assets of the Company;

               (viii) materially change the nature or scope of the Company's principal line of business; or

               (ix) use, commit to use, reserve, set-aside, or otherwise encumber any proceed from the sale by the Company of any shares of capital stock of The Ashton Technology Group, Inc. held as of the date hereof or hereafter acquired by the Company.

          (c) In the event that OptiMark, the SOFTBANK Entities or the ePlanet Entities, or any of them, lose their respective rights to designate members of the Board of Directors pursuant to Section 3.4(a) above, then the voting requirements set forth in Section 3.4(b) shall be automatically amended to require the affirmative vote of the designees of the Parties retaining rights to designate members of the Board of Directors.

4.   Rights of First Offer; Drag Along.

     4.1. Right of First Offer. Each Party hereby grants to the other Parties a right of first offer (according to each Party's Pro Rata Share) with respect to future Transfers by such Party of its shares of capital stock of the Company. Each time a Party proposes to Transfer any shares of such Party's capital stock of the Company (the "Transferred Shares"), such Party (a "Transferring Party") shall first make an offering of such Transferred Shares to all of the other Parties in accordance with the following provisions:

          (a) The Transferring Party shall deliver a notice by certified mail ("ROF Notice") to the other Parties stating (i) its bona fide intention to Transfer such Transferred Shares, (ii) the number of Transferred Shares to be Transferred, and (iii) the price and terms, if any, upon which it proposes to Transfer such Transferred Shares.

          (b) Within 20 calendar days after receipt of the ROF Notice, each Party may elect to purchase or obtain, at the price and on the terms specified in the ROF Notice, up to such Party's Pro Rata Share of such Transferred Shares.

          (c) If any Party elects not to purchase its respective Pro Rata Share of the Transferred Shares (or fails to respond within the 20 day period specified in Section 4.1(b) above), then (i) the Transferring Party shall deliver a second notice by certified mail (the "Second ROF Notice") to each Subscribing Party stating the number of Transferred Shares still available (the "Available Transferred Shares") and (ii) each Subscribing Party may elect to purchase its Pro Rata Share of the Available Transferred Shares within 10 calendar days after receipt of the Second ROF Notice.

          (d) If all Transferred Shares which the Parties are entitled to obtain pursuant to Sections 4.1(b) and 4.1(c) are not elected to be obtained as provided, the Transferring Party may, during the 30-day period following the expiration of the periods provided in Sections 4.1(b) and 4.1(c), offer the remaining unsubscribed portion of such Transferred Shares, to any Person or Persons, at a price not less than, and upon terms no more favorable to the offeree or transferee than those specified in the ROF Notice, provided that such Person agrees in writing to be bound by the terms and conditions of this Section
4.1. If the Transferring Party does not enter into an agreement for the Transfer of the Transferred Shares within such period, or if such agreement is not consummated within 30 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Transferred Shares shall not be Transferred unless the Transferring Party first complies with the right of first offer under this
Section 4.1.

          (e)  Prohibited Transfer.

               (i) In the event any Transferring Party should Transfer any Transferred Shares in contravention of the participation rights of the other Parties under this Agreement (a "Prohibited Transfer"), the other Parties, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided in Section 4.2(e)(ii) below, and such Transferring Party shall be bound by the applicable provisions of such put option.

               (ii) In the event of a Prohibited Transfer, the other Parties shall have the right to Transfer to such Transferring Party, and such Transferring Party shall have the obligation to purchase, a number of shares of capital stock equal to the number of shares that the other Parties would have been entitled to Transfer to the purchaser in the Prohibited Transfer pursuant to the terms hereof. Such Transfer shall be made on the following terms and conditions:

                    (A) The price per share at which the shares are to be Transferred to such Transferring Party shall be equal to the price per share paid by the purchaser to such Transferring Party in the Prohibited Transfer. Such Transferring Party shall also reimburse the other Parties for reasonable fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the other Parties' rights under this
Section 4.1.

                    (B) Within a period of thirty (30) days after the later of the dates on which the other Parties (I) receives notice from a Transferring Party of the Prohibited Transfer or (II) otherwise becomes aware of the Prohibited Transfer, the other Parties shall, if exercising the put option created hereby, deliver to such Transferring Party the certificate or certificates representing shares to be Transferred, each certificate to be properly endorsed for Transfer.

                    (C) Such Transferring Party shall, upon receipt of the certificate or certificates for the shares to be Transferred by the other Parties pursuant to Section 4.1(e)(ii)(B), pay simultaneously to the order of such other Parties the aggregate purchase price therefor and the reasonable amount of any fees and expenses reimbursable under Section 4.1(e)(ii)(A) (each in immediately available funds).

                    (D) Notwithstanding the foregoing, any attempt to Transfer shares of the Company in violation of Section 4.1 hereof shall be voidable at the option of the other Parties, and the Company agrees it will not effect such a Transfer nor will it treat any alleged transferee as the holder of such shares without the written consent of the other Parties.

          (f) Notwithstanding anything to the contrary herein: (i) in the case of a Transfer by an ePlanet Entity, the provisions of this Section 4.1 and
Section 4.2 shall not apply to

(A) a Transfer to another ePlanet Entity, (B) a Transfer to an Affiliate of an ePlanet Entity or (C) a Transfer by such ePlanet Entity to any of its partners or members; (ii) in the case of a Transfer by a SOFTBANK Entity, the provisions of this Section 4.1 and Section 4.2 shall not apply to (A) a transfer to another SOFTBANK Entity, (B) a Transfer to an Affiliate of a SOFTBANK Entity or (C) a Transfer by such SOFTBANK Entity to any of its partners or members; and (iii) in the case of a Transfer by OptiMark, the provisions of this Section 4.1 and
Section 4.2 shall not apply to a Transfer to an Affiliate of OptiMark.

     4.2. Drag Along Rights.

          (a) Right to Compel Participation in Certain Transfers. If at any time one or more holders of not less than seventy five percent (75%) of the shares of Common Stock then outstanding (the "Dragging Parties") propose a Qualifying Transfer of all or a portion of their shares to a third Person, the Dragging Parties may require each of the holders of the outstanding shares of capital stock of the Company who are not Dragging Parties (collectively, the "Non-Dragging Parties") to Transfer all of their shares of capital stock, to such third Person, as follows: (i) holders of shares of Common Stock shall be entitled to the consideration to be received by the Dragging Parties; (ii) holders of shares of capital stock that are not convertible into shares of Common Stock shall be entitled to the aggregate amount of the liquidation preference plus accrued but unpaid dividends for such shares; and (iii) holders of shares of capital stock that are convertible into shares of Common Stock, if any, shall be deemed to have converted such shares into shares of Common Stock at the then applicable conversion price immediately prior to the closing of the Qualifying Transfer. The Dragging Parties shall be obligated to ensure that, in the event of the closing of such Qualifying Transfer, the same terms and price will apply to all shareholders.

          (b) Drag-Along Notice. The Dragging Parties shall provide a written and dated notice (the "Drag-Along Notice") of such proposed Qualifying Transfer to each of the Non-Dragging Parties not later than thirty (30) days prior to the consummation of the proposed Qualifying Transfer. The Drag-Along Notice shall contain (i) written notice of the exercise of the Dragging Parties' rights pursuant to this Section 4.2, (ii) the consideration per share of Common Stock, to be paid by the third Person and (iii) the other material terms and conditions of the proposed Qualifying Transfer. At the closing of the Qualifying Transfer, each of the Non-Dragging Parties shall deliver to such third Person the certificate or certificates evidencing all of the shares of capital stock to be sold, pursuant to the terms of the proposed Qualifying Transfer and to take all such actions reasonably requested by such third Person in order to consummate such Qualifying Transfer.

          (c) Non Consummation. Anything hereto the contrary notwithstanding, the Dragging Parties shall have no obligation to the Non-Dragging Parties to Transfer any shares of capital stock of the Company pursuant to this Section 4.2 as a result of any decision by the Dragging Parties not to accept or consummate any Qualifying Transfer of the shares of Common Stock owned by the Dragging Parties (it being understood that any and all such decisions shall be made by the Dragging Parties in their sole discretion).

     4.3. Term and Expiration of Rights of First Offer and Drag Along;
Assignment.

          (a) Term. The rights set forth in Sections 4.1 and 4.2 shall expire upon the closing of an IPO.

          (b) Assignment. The rights set forth in Sections 4.1 and 4.2 may be assigned and Transferred by an ePlanet Entity to a transferee or assignee of not less than 100 of its shares of capital stock of the Company (or a lesser number if such number represents all of such assigning or transferring entity's Registrable Securities); provided, however, that such permitted transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement related to these Sections 4.1 and 4.2.

5.   Put and Call Rights.

     5.1. Independent Committee. The Independent Committee shall have the rights and obligations as set forth herein. In the event that one or more members of the Independent Committee as constituted as of the date of this Agreement, and thereafter for the term of this Section 5 of the Agreement, (i) no longer qualify as disinterested or (ii) resign or are terminated, then the Holdings Board shall use reasonable good faith efforts to find independent third persons to fill such vacancies on the Holdings Board and appoint such successor independent directors to serve on the Independent Committee. The Independent Committee shall at all times during the term of this Agreement have the rights and obligations provided under this Section 5 of the Agreement.

     5.2. First Call Right of Holdings on Common Stock of the SOFTBANK Entities.

          (a) First Call Right. Commencing on October 1, 2002 and continuing until September 30, 2003 (the "First Call Exercise Period"), the Independent Committee, in its sole discretion, shall have the right to require each of the SOFTBANK Entities to sell to Holdings (the "First Call Right") all, but not less than all, of the Common Stock held by the SOFTBANK Entities in exchange for an aggregate consideration of (i) US$125,000 and (ii) 16,667 shares of authorized but unissued shares of the Series E Preferred Stock. In the event of the exercise and closing of the transactions contemplated by the First Call Right, Holdings shall pay to each of the SOFTBANK Entities their pro rata share of the foregoing aggregate consideration based upon the total number of shares of Common Stock sold by such SOFTBANK Entity.

          (b) Exercise. To exercise the First Call Right, Holdings shall deliver written notice of its intent to so exercise (the "First Call Exercise Notice") so that it is received by the SOFTBANK Entities during the First Call Exercise Period. Upon receipt of such exercise notice, Holdings and the SOFTBANK Entities shall arrange a mutually agreed upon time and place in which to consummate the transactions contemplated by the First Call Right, which in no event shall be more than ten (10) days from the date on which the First Call Exercise Notice is received. In the event that the closing does not occur during the foregoing ten
(10) day period, the provisions of Section 5.8 shall come into effect.

          (c) Closing Deliveries. At the closing, Holdings shall deliver the appropriate consideration to each of the SOFTBANK Entities and each of the SOFTBANK Entities shall tender to Holdings the certificates representing their respective shares of Common Stock, accompanied by stock power(s) duly executed in blank enabling the transfer of the shares of Common Stock to Holdings or its designee. In addition, each of the SOFTBANK Entities, the Company and Holdings agrees to execute and deliver any other documents and take such actions that any other party may reasonably request to evidence such transaction.

     5.3. First Put to Holdings of Common Stock of SOFTBANK Entities.

          (a) First Put Right. Commencing on October 1, 2002 and continuing until September 30, 2003 (the "First Put Exercise Period"), the SOFTBANK Entities, acting unanimously, shall have the right to require Holdings to purchase from the SOFTBANK Entities (the "First Put Right") all, but not less than all, of the shares of Common Stock held by them in exchange for an aggregate consideration of 16,667 shares of authorized but unissued shares of the Series E Preferred Stock. In the event of the exercise and closing of the transactions contemplated by the First Put Right, Holdings shall pay to each of the SOFTBANK Entities their pro rata share of the Series E Preferred Stock based upon the total number of shares of Common Stock sold by such SOFTBANK Entity.

          (b) Exercise. To exercise the First Put Right, each of the SOFTBANK Entities shall deliver one collective written notice of their intent to so exercise (the "First Put Exercise Notice") so that it is received by Holdings during the First Put Exercise Period. Upon receipt of such exercise notice, Holdings and the SOFTBANK Entities shall arrange a mutually agreed upon time and place in which to consummate the transactions contemplated by the First Put Right, which in no event shall be more than ten (10) days from the date on which the First Put Exercise Notice is received.

          (c) Closing Deliveries. At the closing, Holdings shall deliver the appropriate consideration to each of the SOFTBANK Entities and each of the SOFTBANK Entities shall tender to Holdings the certificates representing their respective shares of Common Stock, accompanied by stock power(s) duly executed in blank enabling the transfer of the shares of Common Stock held by them to Holdings or its designee. In addition, each of the SOFTBANK Entities, the Company and Holdings agrees to execute and deliver any other documents and take such actions that any other party to this Agreement may reasonably request to evidence such transaction.

     5.4. Liquidity Event Discretionary Call of Holdings on Common Stock of SOFTBANK Entities.

          (a) Discretionary Call. Subject to the rights granted to the Independent Committee in Section 5.4(d) hereof, in the event of a Company Liquidity Event on or before September 30, 2003, then Holdings shall purchase (the "Discretionary Call") all of the shares of Common Stock held by the SOFTBANK Entities in exchange for an aggregate consideration of (i) US$125,000 and (ii) 16,667 shares of authorized but unissued shares of the Series E Preferred Stock. In the event of the exercise and closing of the transactions contemplated by the

Discretionary Call, Holdings shall pay to each of the SOFTBANK Entities their pro rata share of the foregoing aggregate consideration based upon the total number of shares of Common Stock sold by such SOFTBANK Entity.

          (b) Notice of Discretionary Call. In the event of an Company Liquidity Event, Holdings shall promptly provide written notice of the same to the SOFTBANK Entities (the "Liquidity Notice"). If Holdings, pursuant to Section 5.4(d) hereof, determines not to exercise its Discretionary Call, it shall include notice of its determination not to do so in the Liquidity Notice. If the Liquidity Notice does not include notice of Holdings' decision not to exercise its Discretionary Call pursuant to Section 5.4(d) hereof, then upon receipt of the Liquidity Notice, Holdings and the SOFTBANK Entities shall arrange a mutually agreed upon time and place in which to consummate the transactions contemplated by the Discretionary Call, which in no event shall be more than ten
(10) days from the date on which the SOFTBANK Entities receive the Liquidity Notice. In the event that the closing does not occur during the foregoing ten
(10) day period, the provisions of Section 5.8 of this Agreement shall come into effect.

          (c) Closing Deliveries. At the closing, Holdings shall deliver the appropriate consideration to each of the SOFTBANK Entities and each of the SOFTBANK Entities shall tender to Holdings the certificates representing their respective shares of Common Stock, accompanied by stock power(s) duly executed in blank enabling the transfer of the shares of Common Stock held by them to Holdings or its designee. In addition, each of the SOFTBANK Entities, the Company and Holdings agrees to execute and deliver any other documents and take such actions that any other party to this Agreement may reasonably request to evidence such transaction.

          (d) Independent Committee Veto. Notwithstanding anything in this Agreement to the contrary, in the event that the Independent Committee is in existence at the time of a Liquidity Event and the Independent Committee, in its sole discretion, opposes exercising the Discretionary Call, then Holdings shall not exercise the Discretionary Call and no party shall have any obligations pursuant to the Discretionary Call.

     5.5. Mandatory Call of Holdings on SOFTBANK Common Stock.

          (a) Mandatory Call. In the event that: (i) none of the options set forth in Sections 5.2 through 5.4 of this Agreement have been exercised on or before September 30, 2003; (ii) the Independent Committee no longer exists; and
(iii) no independent directors sit on the Holdings Board and, after reasonable good faith efforts by the remaining members of the Holdings Board, no independent persons qualified to serve on the Holdings Board have been found or, if found, are not willing to sit on the Holdings Board, then the Holdings Board shall engage an independent investment banking, accounting or third party valuation firm to evaluate whether or not it is in the best interests of Holdings that it purchase the shares of Common Stock held by the SOFTBANK Entities. In the event that such independent investment banking, accounting or third party valuation firm selected by the Holdings Board thereafter recommends to the Holdings Board that Holdings purchase the shares of Common Stock held by the SOFTBANK Entities, then Holdings shall be obligated to purchase (the "Mandatory Call") on or before December 31, 2003 (the "Mandatory Call Period") all of the shares of Common Stock held by the SOFTBANK Entities in exchange for an aggregate consideration of (x) US$125,000 and (y) 16,667 shares of authorized but unissued shares of the Series E Preferred. In the event of the exercise and closing of the transactions contemplated by the Mandatory Call, Holdings shall pay to each of the SOFTBANK Entities their pro rata share of the foregoing aggregate consideration based upon the total number of shares of Common Stock sold by such entity.

          (b) Exercise of Mandatory Call. In accordance with Section 5.4(b) hereof, Holdings shall provide the SOFTBANK Entities with the Liquidity Notice. Holdings shall include in such Liquidity Notice its intention to exercise its Mandatory Call. Upon receipt of the foregoing Liquidity Notice, Holdings and the SOFTBANK Entities shall arrange a mutually agreed upon time and place in which to consummate the transaction contemplated by the Mandatory Call, which in any event shall occur during the Mandatory Call Period. In the event that the closing does not occur during the foregoing ten (10) day period, then the provisions of Section 5.88 shall come into effect.

          (c) Closing Deliveries. At the closing, Holdings shall deliver the appropriate consideration to each of the SOFTBANK Entities and each of the SOFTBANK Entities shall tender to Holdings the certificates representing their shares of Common Stock, accompanied by stock power(s) duly executed in blank enabling the transfer of such shares of Common Stock to Holdings or its designee. In addition, each of the parties to this Agreement agrees to execute and deliver any other documents and take such actions that any other party to this Agreement may reasonably request to evidence such transaction.

     5.6. Second Put of SOFTBANK to Holdings of the SOFTBANK Common Stock.

          (a) Second Put Right. In the event that on October 31, 2003 the SOFTBANK Entities still own all of the their shares Common Stock and no other puts or calls granted in this Agreement have been exercised, then commencing on November 1, 2003 and continuing until November 30, 2003 (the "Second Put Exercise Period"), the SOFTBANK Entities, acting unanimously, shall have the right to require Holdings to purchase from the SOFTBANK Entities (the "Second Put Right") all, but not less than all, of the shares of Common Stock held by the SOFTBANK Entities in exchange for an aggregate consideration of 16,667 shares of authorized but unissued shares of the Series E Preferred Stock. In the event of the exercise and closing of the transactions contemplated by the Second Put Right, Holdings shall pay to each of the SOFTBANK Entities their pro rata share of the Series E Preferred Stock based upon the total number of shares of Common Stock sold by such entity.

          (b) Exercise. To exercise the Second Put Right, each of the SOFTBANK Entities shall delivery one collective written notice of their intent to so exercise (the "Second Put Exercise Notice") so that it is received by Holdings during the Second Put Exercise Period. Upon receipt of such exercise notice, Holdings and the SOFTBANK Entities shall arrange a mutually agreed upon time and place in which to consummate the transactions contemplated by the Second Put Right, which in no event shall be more than ten (10) days from the date on the Second Put Exercise Notice is received.

          (c) Closing Deliveries. At the closing, Holdings shall deliver the appropriate consideration to each of the SOFTBANK Entities and each of the SOFTBANK Entities shall tender to Holdings the certificates representing their shares of Common Stock, accompanied by stock power(s) duly executed in blank enabling the transfer of such shares of Common Stock to Holdings or its designee. In addition, each of the parties to this Agreement agrees to execute and deliver any other documents and take such actions that any other party to this Agreement may reasonably request to evidence such transaction.

     5.7. Adjustment to Preferred Stock Consideration.

          (a) Adjustment for Stock Splits, Stock Dividends, Recapitalizations. To the extent any SOFTBANK Entity is to receive Series E Preferred Stock as consideration hereunder and there occurs a stock dividend, stock split, reverse stock split, recapitalization or the like after the Effective Date affecting the number of outstanding shares of Series E Preferred Stock, the number of shares of Series E Preferred Stock to be paid as consideration shall be equitably adjusted.

          (b) Adjustments for Reorganization, Consolidation, Merger. To the extent any SOFTBANK Entity is to receive Series E Preferred Stock as consideration hereunder and after the date of this Agreement Holdings consolidates with or merges into another Person or conveys all or substantially all of its assets to another Person, then, in each such case, the number of shares of Series E Preferred Stock such SOFTBANK Entity would be entitled to receive shall become the stock or other securities or property to which such SOFTBANK Entity would have been entitled upon the consummation of such reorganization, consolidation, merger or conveyance if such SOFTBANK Entity had ownership of the Series E Preferred Stock immediately prior thereto.

     5.8. Remedy for Failure to Tender Shares. In the event that any stockholder shall be required to sell his shares of stock pursuant to any provision hereof, and in the further event that such stockholder for any reason does not deliver the certificate or certificates evidencing such shares to the Person who is (or desires) to purchase such shares, in accordance with the applicable provisions of this Section 5, then the purchaser of such shares may deposit the purchase price or other consideration for such shares with any bank doing business within fifty (50) miles of Holdings' principal office, or with Holdings' certified public accountants, as agent or trustee, or in escrow, for such stockholder, to be held by such bank or accountant until withdrawn by such stockholder. Upon such deposit by the purchaser of such consideration and upon notice to the stockholder who was required to sell, the shares of stock of such stockholder to be sold pursuant to the applicable provisions of this Section 5 shall at such time be deemed to have been sold, assigned, transferred and conveyed to such purchaser, such stockholder shall have no further rights thereto and the applicable corporation shall record such transfer in its stock transfer book.

     5.9. Representations and Warranties of Holdings. Holdings hereby represents and warrants to the SOFTBANK Entities as follows:

          (a) Organization, Good Standing and Qualification. Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Holdings has all requisite corporate power and authority to own and operate its properties and assets, to carry on its business as currently conducted and as currently proposed to be conducted and, in the case of Holdings, to execute and deliver this Agreement, to issue and sell the shares of Series E Preferred Stock and to carry out the provisions of this Agreement. Holdings has made available to the undersigned true, correct and complete copies of Holdings' Certificate of Incorporation and Bylaws, each as amended to date and presently in effect.

          (b) Authorization; Binding Obligations. All corporate action on the part of Holdings, its officers, directors and stockholders necessary for the due authorization, execution and delivery of this Agreement, the performance of all obligations of Holdings hereunder and the authorization, sale, issuance and delivery of the shares of Series E Preferred Stock pursuant hereto has been taken. This Agreement, when executed and delivered, will be the valid and binding obligation of Holdings enforceable against Holdings, in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights; and (ii) as limited by general principles of equity that restrict the availability of specific performance, injunctive relief or other equitable remedies. The issuance of the shares of Series E Preferred Stock is not and will not be subject to any preemptive rights or rights of first refusal.

          (c) Series E Preferred Stock. The shares of Series E Preferred Stock, when issued and delivered in accordance with the terms of this Agreement, will be duly and validly issued, and when the shares of Common Stock held by the SOFTBANK Entities are delivered as consideration for the receipt of such shares of Series E Preferred Stock in accordance with this Section 5, will be fully paid and non-assessable.

          (d) Compliance with Other Instruments and Laws. Holdings is not in violation or default of any term of its certificate of incorporation or bylaws, or of any provision of any mortgage, indenture, contract, agreement, instrument or contract to which it is party or by which it or any of its property is bound or of any judgment, decree, order, writ, statute, rule or regulation applicable to Holdings or its properties which, individually or in the aggregate, would have a material adverse effect on the financial condition or results of operations, or the assets of Holdings. The execution, delivery, and performance of and compliance with the SOFTBANK Subscription Agreement by the Company and this Agreement by Holdings, and the issuance and sale of the shares of Common Stock held by the SOFTBANK Entities pursuant to the SOFTBANK Subscription Agreement, and the shares of Series E Preferred Stock issuable as consideration for the receipt of the shares of Common Stock pursuant hereto, will not, with or without the passage of time or giving of notice, result in any violation or default by Holdings of any term of its certificate of incorporation or bylaws, or of any provision of any mortgage, indenture, contract, agreement, instrument or contract to which it is party or by which it or any of its property is bound or (ii) of any judgment, decree, order, writ, statute rule or regulation applicable to Holdings, any or its properties, or result in the creation of any lien upon any of the properties or assets of Holdings or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to Holdings, its business or operations or any of its assets or properties which, individually or in the aggregate, would have a material adverse effect on the financial condition or results of operations, or the assets of Holdings.

     5.10. Term and Performance of Put and Call Rights.

          (a) Term. Unless extended or earlier terminated by the parties according to the provisions of Section 7.3 below, the term of Section 5 of this Agreement shall expire and terminate on December 31, 2003.

          (b) Specific Performance. Holdings and the SOFTBANK Entities agree that the shares of Common Stock held by the SOFTBANK Entities and the Series E Preferred Stock are unique, that failure to perform the obligations provided by
Section 5 of this Agreement shall result in immediate and irreparable damage and that specific performance of these obligations may be obtained by a lawsuit in equity.

6. Non-Competition Covenant. Holdings hereby agrees that, for the period commencing on the date of the closing of the transactions contemplated by the ePlanet Preferred Stock Subscription Agreement and ending five (5) years thereafter, none of Holdings, OptiMark or any Affiliate of either Holdings or OptiMark, other than the SOFTBANK Entities, any Affiliate of a SOFTBANK Entity (other than Holdings or the Company), the ePlanet Entities, any Affiliate of an ePlanet Entity (other than the Company), the Company or a direct subsidiary of the Company, shall (i) design, implement or operate a system or service for itself, (ii) operate a system for a third party that matches or fills equity orders for Securities priced at the VWAP or (iii) design, develop, create or issue any derivative instrument whose specifications or pricing is derived from the VWAP of an underlying equity security or index of securities.

7.   Miscellaneous.

     7.1. Assignment; No Third Party Beneficiaries. No Party shall be entitled to assign this Agreement without the prior written consent of the other Parties hereto; provided, however, that (i) OptiMark may assign its rights (solely in connection with the assumption of their obligations) to an Affiliate, and (ii) the SOFTBANK Entities and the ePlanet Entities may assign their rights (solely in connection with the assumption of their obligations) to any Affiliate of such SOFTBANK Entity or ePlanet Entity, as the case may be, including, without limitation, any other partnership or other entity of which any direct or indirect subsidiary of such SOFTBANK Entity or ePlanet Entity or any Affiliate thereof is a general partner or has investment discretion, or any employees of the foregoing subject to applicable securities laws; and provided further that any such assignee, as a condition of such assignment, must agree in writing to be bound by the provisions of this Agreement and any related agreement. The provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the Parties hereto. This Agreement and the rights contained herein shall not run to the benefit of or be enforceable by any third Person other than a Party and its respective successors and permitted assigns.

     7.2. Negotiated Document; Gender. This Agreement is a compilation of the efforts and negotiations of the Parties hereto and their respective counsel, if any. Accordingly, this Agreement should not be interpreted in favor of one Party over another as a matter of drafting. The use of any gender herein shall be deemed to be or include the other gender and the use of the singular herein shall be deemed to be or include the plural (and vice versa), wherever appropriate.

     7.3. Changes; Waiver. No change or modification of this Agreement shall be valid unless the same is in writing and signed by all the Parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the Person against whom the Agreement is sought to be enforced. The failure of any Party at any time to insist upon strict performance of any condition, promise, agreement or understanding set forth herein shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same or any other condition, promise, agreement or understanding at a future time.

     7.4. Entire Agreement. This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations among the Parties hereto with respect to the matters set forth herein. This Agreement is, and is intended by the Parties to be, an integration of any and all prior agreements or understandings, oral or written, with respect to the matters set forth herein.

     7.5. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to principles of conflicts of laws.

     7.6. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     7.7. Notices. Any and all notices, requests or other communications provided for herein shall be given in writing and shall be deemed to have been duly given: (i) on the date of delivery if personally delivered by hand, (ii) upon the third day after such notice is (a) deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, or (b) sent by nationally recognized express courier, or (iii) by facsimile upon written confirmation (other than automatic confirmation that is received from the recipient's facsimile machine) of receipt by the recipient of such notice:

           If to Holdings, OptiMark or the Company:

                   OptiMark Holdings, Inc.
                   10 Exchange Place
                   Jersey City, New Jersey  07302
                   Attn:  General Counsel
                   Telephone Number:  (201) 536-7000
                   Facsimile Number:  (201) 946-0742
           with a copy to:

                   Cummings & Lockwood
                   Four Stamford Plaza
                   107 Elm Street
                   Stamford, Connecticut  06902
                   Attn:  Thomas J. Freed
                   Telephone Number:  (203) 327-1700
                   Facsimile Number:  (203) 351-4535

           If to any SOFTBANK Entity:

                   SOFTBANK Capital Partners LLC
                   1188 Centre Street
                   Newton Center, Massachusetts  02459
                   Attention:  Ron Fisher
                   Facsimile Number:  (617) 928-9301

           with a copy to:

                   Sullivan & Cromwell
                   1870 Embarcadero Road
                   Palo Alto, California  94303
                   Attention:  John L. Savva
                   Telephone Number:  (650) 461-5600
                   Facsimile Number:  (650) 461-5700

           If to any ePlanet Entity:

                   Draper Fisher Jurvetson ePlanet Ventures, L.P.
                   400 Seaport Court, Suite 102
                   Redwood City, California 94063
                   Attention:  Asad Jamal
                   Telephone Number: (650) 599-9000
                   Facsimile Number:  (650) 599-9629


           with a copy to:

                   Simpson Thacher & Bartlett
                   3330 Hillview Avenue
                   Palo Alto, CA 94304
                   Attention:  Michael J. Nooney
                   Telephone Number:  (650) 251-5070
                   Facsimile Number: (650) 251-5002

     7.8. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

     7.9. Expenses. Each Party shall bear its own expenses and legal fees in connection with the negotiation and execution of this Agreement; provided, however, that upon execution of this Agreement, the Company shall reimburse each of the SOFTBANK Entities, the ePlanet Entities and Holdings for their respective fees and expenses (including reasonable attorneys' fees and expenses) related to the due diligence, negotiation and execution of this Agreement and the transactions contemplated by the ePlanet Subscription Agreements and the Securities Purchase Agreement.

     7.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                            [Signature pages follow]

         IN WITNESS WHEREOF, the parties hereto have executed this Investors' Rights Agreement as of the date first set forth above.

                                 OPTIMARK INNOVATIONS INC.

                                 By: /s/ Robert J. Warshaw
                                     ------------------------------
                                     Name: Robert J. Warshaw
                                     Title: President

                                 OPTIMARK, INC.

                                 By: /s/ Robert J. Warshaw
                                     ------------------------------
                                     Name: Robert J. Warshaw
                                     Title: CEO

                                 OPTIMARK HOLDINGS, INC.

                                 By: /s/ Robert J. Warshaw
                                     ------------------------------
                                     Name: Robert J. Warshaw
                                     Title: CEO

                                 SOFTBANK CAPITAL PARTNERS LP

                                 By:  SOFTBANK Capital Partners LLC,
                                      its general partner

                                 By: /s/ Ronald D. Fisher
                                     ------------------------------
                                     Name:
                                     Title:

                                 SOFTBANK CAPITAL LP

                                 By:  SOFTBANK Capital Partners LLC,
                                      its general partner

                                 By: /s/ Ronald D. Fisher
                                     ------------------------------
                                     Name:
                                     Title:

                                 SOFTBANK CAPITAL ADVISORS FUND LP

                                  By:  SOFTBANK Capital Partners LLC,
                                       its general partner

                                  By: /s/ Ronald D. Fisher
                                      ------------------------------
                                      Name:
                                      Title:

                                  DRAPER-FISHER JURVETSON EPLANET VENTURES, L.P.

                                  By:  Draper Fisher Jurvetson ePlanet
                                       Partners, Ltd., its general partner

                                  By: /s/ Asad Jamal
                                      ------------------------------
                                      Name:
                                      Title:

                                  DRAPER FISHER JURVETSON EPLANET PARTNERS
                                     FUND, LLC

                                  By: /s/ John Fisher
                                      ------------------------------
                                      Name:
                                      Title:


                                  DRAPER FISHER JURVETSON EPLANET VENTURES
                                     GMBH & CO. KG
                                  By:  Draper Fisher Jurvetson ePlanet SLP
                                       Germany, Ltd., its special limited
                                       partner

                                   By: /s/ Asad Jamal
                                       ------------------------------
                                       Name:
                                       Title:

                                                                       EXHIBIT A
                                                                       ---------

                              DEFINITIONS ADDENDUM

     This Definitions Addendum is an attachment to and part of that certain Amended and Restated Investors' Rights Agreement dated as of May ___, 2002 by and among the Company and the other Parties signatory thereto. Except as otherwise stated in the Agreement, the following terms shall have the following meanings:

1.   "Act" means the Securities Act of 1933, as amended.

2. "Additional Stock" has the meaning set forth in Section 3.2 of this Agreement.

3. "Affiliate" or "Affiliates" has the meaning set forth in Rule 12b-2 of the 1934 Act, or any successor thereto.

4. "Agreement" means this Amendment and Restated Investors' Rights Agreement, dated as of the date set forth above, among the Parties, as amended, restated, supplemented or modified from time to time and including all exhibits and schedules hereto.

5. "Available Additional Stock" has the meaning set forth in Section 3.2 of this Agreement.

6. "Available Transferred Shares" has meaning set forth in Section 4.1 of this Agreement.

7.   "Board of Directors" means the board of directors of the Company.

8. "Capital Advisors" has the meaning set forth in the preamble to this Agreement.

9. "Capital Partners" has the meaning set forth in the preamble to this Agreement.

10. "Common Stock" means the Company's common stock, par value $.01 per share held by a Party or its permitted transferees.

11.  "Company" has the meaning set forth in the preamble to this Agreement.

12. "Company Liquidity Event" means any of the following: (A) the Company's sale, conveyance or other disposition of all or substantially all of its assets; (B) the acquisition of the Company by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of the Company for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary, unless the stockholders of the Company immediately prior to the consummation of such transaction hold at least 50% of the voting power of the surviving corporation as a result of such transaction; (C) the consummation by the Company of a transaction or series of related transactions (which in no event shall include the Formation), including the issuance or sale of voting securities, if the stockholders of the Company immediately prior to such transaction (or, in the case of a series of transactions, the first of such transactions) hold less than 50% of the voting power of the Company immediately after the consummation of such transaction (or, in the case of a series of transactions, the last of such transactions); or (D) any initial underwritten public offering of the Company's common stock.


13. "Debt" of any Person means, without duplication, all liabilities, obligations and indebtedness of such Person, of any kind or nature, now or hereafter owing, arising, due or payable, howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise, consisting of indebtedness for borrowed money or the deferred purchase price of real or personal property.

14. "Discretionary Call" has the meaning set forth in Section 5.4 of this Agreement.

15. "Drag Along Notice" has the meaning set forth in Section 4.2 of this Agreement.

16. "Dragging Parties" has the meaning set forth in Section 4.2 of this Agreement.

17. "ePlanet Designee" has the meaning set forth in Section 3.4 of this Agreement.

18. "ePlanet Entities" has the meaning set forth in the preamble to this Agreement.

19. "ePlanet Common Stock Subscription Agreement" has the meaning set forth in the recitals to this Agreement, as amended, restated, supplemented or modified from time to time and including all exhibits and schedules thereto.

20. "ePlanet Preferred Stock Subscription Agreement" has the meaning set forth in the recitals to this Agreement, as amended, restated, supplemented or modified from time to time and including all exhibits and schedules thereto.

21. "ePlanet Subscription Agreements" has the meaning set forth in the recitals to this Agreement, as amended, restated, supplemented or modified from time to time and including all exhibits and schedules thereto.

22. "First Call Exercise Notice" has the meaning set forth in Section 5.2 of this Agreement.

23. "First Call Exercise Period" has the meaning set forth in Section 5.2 of this Agreement.

24. "First Call Right" has the meaning set forth in Section 5.2 of this Agreement.

25. "First Put Exercise Notice" has the meaning set forth in Section 5.3 of this Agreement.

26. "First Put Exercise Period" has the meaning set forth in Section 5.3 of this Agreement.

27. "First Put Right" has the meaning set forth in Section 5.3 of this Agreement.

28. "Form S-3" means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

29.  "GAAP" has the meaning set forth in Section 3.1 of this Agreement.

30. "Holder" means any Party owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 2.17 hereof.

31.  "Holdings" has the meaning set forth in the preamble to this Agreement.

32.  "Holdings Board" means the board of directors of Holdings.

33.  "Independent Committee" means the independent committee of the Holdings
     Board.

34. "Initiating Holders" has the meaning set forth in Section 2.5 of this Agreement.

35. "IPO" means an initial firm commitment underwritten public offering by the Company of its Common Stock under an effective registration statement under the Act which results in the Company's Common Stock being quoted on a national securities exchange and for an offering price resulting in gross proceeds to the Company of not less than thirty million dollars ($30,000,000).

36. "Liquidity Notice" has the meaning set forth in Section 5.4 of this Agreement.

37. "Mandatory Call" has the meaning set forth in Section 5.5 of this Agreement.

38. "Mandatory Call Period" has the meaning set forth in Section 5.5 of this Agreement.

39.  "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

40. "Non-Dragging Parties" has the meaning set forth in Section 4.2 of this Agreement.

41. "Non-Qualified Preferred Stock" means the Company's Non-Qualified Preferred Stock, par value $.01 per share held by a Party or its permitted transferees.

42.  "Notice" has the meaning set forth in Section 3.2 of this Agreement.

43.  "OptiMark" has the meaning set forth in the preamble to this Agreement.

44.  "OptiMark Designee" and "OptiMark Designees" have the meanings set forth in
     Section 3.4 of this Agreement.

45. "OptiMark Subscription Agreement" has the meaning set forth in the recitals to this Agreement, as amended, restated, supplemented or modified from time to time and including all exhibits and schedules thereto.

46. "Option Plan" means the Company's Stock Option Plan as approved by the Board of Directors and in effect from time to time following the date of this Agreement.

47. "Original Rights Agreement" has the meaning set forth in the recitals to this Agreement.

48. "Party" or "Parties" have the meanings set forth in the preamble to this Agreement.

49. "Person" means any natural person, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, governmental authority, or any other entity.

50. "Prohibited Transfer" has the meaning set forth in Section 4.2 of this Agreement.

51. "Pro Rata Share" has the meaning set forth in Section 3.2 of this Agreement.

52. "Purchase Price" has the meaning set forth in Section 5.3 of this Agreement.

53. "Qualifying Transfer" means a Transfer of all or any portion of the capital stock of the Company for Transaction Value of not less than five million dollars ($5,000,000). For purposes of this Agreement, Transfers during any twelve (12) month period which do not individually constitute a Qualifying Transfer shall be aggregated and the individual Transfer that, when aggregated with Transfers for the preceding twelve (12) months, exceeds the Qualifying Transfer threshold shall trigger the rights set forth in Section
     4.2 of the Agreement.

54. The term "register", "registered" and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

55. "Registrable Securities" means (i) the Restricted Securities, and (ii) any capital stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in clause (i) above. Notwithstanding the foregoing, Registrable Securities shall not include any securities of the Company sold by a Person to the public pursuant to either (i) a registration statement duly filed under the Act and declared effective by the SEC, or (ii) a transaction permitted under Rule 144 of the Act.

56. The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

57. "Restricted Securities" has the meaning set forth in Section 2.1 of this Agreement.

58.  "ROF Notice" has the meaning set forth in Section 4.1 of this Agreement.

59.  "SEC" means the Securities and Exchange Commission.

60.  "Second Notice" has the meaning set forth in Section 3.2 of this Agreement.

61. "Second Put Exercise Notice" has the meaning set forth in Section 5.6 of this Agreement.

62. "Second Put Exercise Period" has the meaning set forth in Section 5.6 of this Agreement.

63. "Second Put Right" has the meaning set forth in Section 5.6 of this Agreement.

64. "Second ROF Notice" has the meaning set forth in Section 4.1 of this Agreement.

65. "Securities" means all equity securities and equity derivatives listed on a securities exchange or eligible for quotation on a securities quotation system in the United Stated or Canada, other than American Depository Receipts, American Depository Shares and similar instruments.

66. "Securities Purchase Agreement" means the Securities Purchase Agreement, dated as of February 4, 2002, as amended on March 6, 2002 and May 3, 2002, by and between the Company and The Ashton Technology Group.

67. "Series B Preferred Stock" means the Company's Series B Preferred Stock, par value $.01 per share held by a Party or its permitted transferees.

68. "Series E Preferred Stock" means the Series E Preferred Stock, par value $0.01 per share, of Holdings.

69. "SOFTBANK Capital" has the meaning set forth in the preamble to this Agreement.

70. "SOFTBANK Designee" has the meaning set forth in Section 3.4 of this Agreement.

71. "SOFTBANK Entity" and "SOFTBANK Entities" have the meanings set forth in the preamble to this Agreement.

72. "SOFTBANK Subscription Agreement" has the meaning set forth in the recitals to this Agreement, as amended, restated, supplemented or modified from time to time and including all exhibits and schedules thereto.

73. "Subscribing Party" has the meaning set forth in Section 3.2 of this Agreement.

74. "Transaction Value" means the aggregate value of the proceeds and other consideration to be received by the Dragging Parties, in exchange for or with respect to the shares of Common Stock in connection with a Transfer, including, without limitation: (i) cash; (ii) notes, securities and other property; (iii) liabilities, including all debt, pension liabilities and guarantees, assumed; (iv) payments made in installment; (v) amounts paid or payable under agreements not to compete or similar agreements; (vi) amounts paid under contractual arrangements (including lease arrangements, management fees, put or call agreements); (vii) contingent payments (whether or not related to future earnings or operations); and (viii) amounts held in escrow. For purposes of computing Transaction Value, non-cash consideration shall be valued as follows: (x) contingent and installment payments shall be valued based upon the estimated net present value thereof using an appropriate discount rate as reasonably determined in good faith by the parties, (y) publicly traded securities shall be valued at the average of their closing prices (as reported in The Wall Street Journal) for five trading days prior to the closing of the Transfer and (z) any other non-cash consideration shall be valued at the fair market value thereof as reasonably determined in good faith by the parties; provided that if such parties are unable to agree on -------- a fair market value for such non-cash consideration, the parties shall submit such issue to a panel of three arbitrators located in New York, New York (with one arbitrator being chosen by each party and the third being chosen jointly by the parties) for determination, which determination shall be binding upon each of the parties.

75. "Transfer" or "Transferred" means (i) any sale, transfer, gift, assignment, distribution, charge or lien in or other disposition of a security including, without limitation, any transfer of bankruptcy assets pursuant to the U.S. Bankruptcy Code or (ii) permitting any such action with respect to, or interest to exist in, a security, except that as used in Section 2.1 hereof Transfer shall also mean any pledge, encumbrance, hypothecation, mortgage or granting of a security interest.

76. "Transferring Party" has the meaning set forth in Section 4.1 of this Agreement.

77. "Transferred Shares" has the meaning set forth in Section 4.1 of this Agreement.

78.  "Violation" has the meaning set forth in Section 2.15 of this Agreement.

79.  "VWAP" means Volume Weighted Average Price.